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                                                                   EXHIBIT 10.37


                                                                         12.2.99



                    WEBCASTING TRANSMISSION LICENSE AGREEMENT

         This Webcasting Transmission License Agreement ("Agreement"), dated as of December 20, 1999, is made by and between Warner Music Group Inc. with its principal offices at 75 Rockefeller Plaza, New York, NY 10019, ("Licensor"), and ARTISTdirect, Inc., with its principal offices at 17835 Ventura Boulevard, Suite 310, Encino, California 91316 ("Licensee").

         WHEREAS, Licensee operates the Web Site that digitally transmits sound recordings to the public;

         WHEREAS, Licensee wishes to obtain a license for certain transmissions of sound recordings on the Web Site;

         WHEREAS, Licensee has agreed to pay a royalty and provide certain additional consideration for such license, and Licensor and Licensee have agreed upon such consideration and other terms, which are reflected in this Agreement;

         NOW, THEREFORE, and in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, including the consideration provided by Licensee in Section 3, the adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     DEFINITIONS

1.1 "Confidential Information" means information submitted to Licensor pursuant to Section 5.1, 5.2, 5.3 or 5.4.

1.2 "Excerpt" means a "Sample" (as defined in the Audio Sample License Agreement between Licensor and Licensee of even date herewith) where no more than 30 seconds thereof may be accessed by the Web Site User.

1.3 "First Transmission Date" means the date on which the Licensee makes the first Payable Transmission of a sound recording in the Repertory.

1.4    "License Fee Report" means a report required by Section 5.

1.5 "Payable Transmission" means each instance in which any portion of a sound recording of a musical work in the Repertory other than an Excerpt is delivered to a Web Site User via Web Site Transmissions (e.g., the delivery of any portion of a single track from a compact disc to one listener).



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1.6    "Payable Transmission Rate" means the following:  [***]*.

1.7 "Repertory" consists of all copyrighted sound recordings, including sound recordings created during the term of this Agreement, in which Licensor has or will have during the term of this Agreement the right to license transmissions. Within sixty (60) days following the date of this Agreement, Licensor shall provide Licensee with a list of those entities that own or control sound recordings which Licensor shall have the right to license to Licensee for transmissions as provided hereunder. Such list of entities shall be as updated by Licensor from time to time by written notice from Licensor to Licensee.

1.8    "Sound recordings" means such term as it is defined in Section 17 U.S.C.
       Section 101.

1.9 "Territory" means the United States, its territories, commonwealths and possessions.

1.10 "Web Site" means any Internet site or Internet sites which are: (a) (i) majority-owned or wholly-owned or controlled by Licensee; and (ii) wholly-programmed and operated by Licensee; or (b) (i) operated and managed by Licensee and (ii) subject to comprehensive written web site agreements between Licensee and recording artists (or such recording artist's furnishing companies) ("Artists") of the type which Licensee typically enters into with recording artists as of the date hereof; provided, that such Artists are recording artists then-currently signed to exclusive recording agreements with affiliates of Licensor.

1.11 "Web Site Transmissions" means all digital audio transmissions to Web Site Users from or through the Web Site of stations on the Web Site created by Web Site Users in accordance with the parameters set out in Exhibit A ("Web Site User Stations"), and does not include digital audio transmissions made by any other means.

1.12 "Web Site Users" means all those who access the Web Site solely for personal consumer use.

2.     GRANT OF LICENSE

2.1 Licensor hereby grants to Licensee, during the term of this Agreement, subject to the limitations set forth below, a limited nonexclusive license to (a) transmit publicly any or all of the sound recordings in the Repertory, within the Territory, by means of Web Site Transmissions and (b) exhibit within the Territory album cover art in postage stamp size adjacent to artist, album title and sound recording title information with respect to a sound recording being transmitted pursuant to this Agreement on the Web Site; provided, in each case, that (i) Licensee complies with Section 17 U.S.C. 114(d)(2)(c)(i) and Section 17 U.S.C. Section 1101 and all of the terms and conditions of this Agreement and (ii) the Web Site Transmissions comply with all non-financial terms negotiated or determined by the Copyright Arbitration Royalty Panel pursuant to Section 17 U.S.C. Section 114(f). [***]*

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* Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.


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2.2    Nothing in this Agreement authorizes Licensee to grant to any other person or entity (including without limitation any Web Site User or any operator of another Web site), any right to reproduce by any means, method or process whatsoever, now known or hereafter developed, any of the sound recordings in the Repertory, including, but not limited to, transferring or downloading any such sound recordings to a computer hard drive, or otherwise copying the sound recording onto any other storage medium.

2.3 Nothing in this Agreement authorizes Licensee to grant to any person or entity (including without limitation any Web Site User or any operator of another Web site) any right to transmit publicly, by means of digital transmission or otherwise, any of the sound recordings in the Repertory.

2.4 The licenses granted in this Agreement extend only to Licensee and the Web Site. This Agreement grants no rights to Licensee other than those expressly granted herein. Without limiting the generality of the foregoing, this Agreement does not grant to Licensee (a) any copyright interest in any sound recording; (b) any rights outside the Territory;
       (c) any trademark rights; or (d) any rights to any endorsement by Licensor or any other person.

2.5 Licensor represents and warrants to Licensee that it has the rights necessary to grant the licenses and other rights granted under this Agreement and will defend, indemnify and hold harmless Licensee its parent, subsidiaries or affiliates and their directors, officers, employees and agents from and against any and all claims, actions, liabilities, losses, damages, costs or expenses (whether direct or indirect, by contract, in tort, by operation of law or otherwise) incurred by or asserted or awarded against Licensee arising out of or in connection with a breach of any representation, warranty or covenant hereunder or any failure of Licensor to have the rights granted to Licensee pursuant to this Agreement.

3.     LICENSE FEES AND OTHER CONSIDERATION

3.1    [***]*

3.2 Licensee shall pay a finance charge of [***]* per month, or the maximum rate permitted by law, whichever is less, from the date due, on any required payment that is not made on or before its due date, without prejudice to any other rights Licensor may have in connection with such delinquency.

3.3 During the term of this Agreement, Licensee shall, within a reasonable time after Licensor's written request setting forth the applicable IP address, provide direct links, from the location on the Web Site where artist, album title, and sound recording title information for each sound recording is provided, (which shall be the same location on such Web Site where Web Site Users access the transmission of such sound recording), to one or more

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* Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.


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       Web sites that provide for direct sales of substantially all the sound recordings transmitted by Licensee on the Web Site, except to the extent that such sales are conducted directly by Licensee from the Web Site. In addition, at the option of Licensor, Licensee shall, within a reasonable time after Licensor's written request setting forth the applicable IP address, provide reasonably prominent "above the fold" direct links from the location on the Web Site where information regarding a particular recording artist is provided, (which shall be the same location on such Web Site where Web Site Users access the transmission of sound recordings), to a Web site operated by Licensor relating to the relevant recording artist.

3.4 During the term of this Agreement, Licensee shall post an announcement on the Web Site, in form and substance satisfactory to Licensor, concerning the license limitations contained in Sections 2.2, 2.3, and 2.4, and, if requested by Licensor, include a click wrap agreement in form and substance satisfactory to Licensor, for acknowledgement by Web Site Users.

4.     TERM

4.1 The term of this Agreement commences on the First Transmission Date and ends on December 31, 2001, unless earlier terminated pursuant to this
       Section 4 or Section 8.

4.2 Either party may terminate this Agreement as to the other party if, at any time, such other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if such other party proposes a written agreement of composition or extension of its debts, or if such other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such other party shall propose or be a party to any dissolution or liquidation, or if such other party shall make an assignment for the benefit of creditors.

4.3 If technology becomes widely available that permits Web Site Users to create a separate, complete and usable copy of sound recordings transmitted by Licensee, then Licensee, upon notice from Licensor or otherwise obtaining information as to the existence of such technology, shall make all commercial efforts to prevent the use of such technology by Web Site Users. Licensee shall also implement technical protection measures, if available, to prevent the use of such technology by Web Site Users. In the event that such commercial efforts and technical measures fail to prevent Web Site Users from using such technology, then the Payable Transmission Rate shall no longer apply and the parties shall immediately enter into good faith negotiations to determine an appropriate increased Payable Transmission Rate.

4.4 Licensor may terminate this Agreement if Licensee transmits sound recordings using multicast technology and fails to maintain a control connection or other mechanism with Web Site Users that permits Licensee to count reliably the number of Payable Transmissions so that Licensor may reliably audit such count pursuant to Section 6.


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5.     LICENSE FEE REPORTS

5.1 Licensee shall submit a quarterly License Fee Report to Licensor for each quarterly period during the term of this Agreement, by the twentieth day of the following quarter. Licensee and Licensor shall mutually agree upon a form of License Fee Report within sixty (60) days following the date of this Agreement. Such License Fee Report shall provide reasonably detailed information as to the number of Payable Transmissions during such quarterly period and shall be certified to be accurate by an officer of Licensee.

5.2 During the term of this Agreement, Licensee shall provide Licensor with weekly reports, by the tenth day after the end of each week, regarding the sound recordings accessed by Web Sites Users during the preceding week. Such reports shall be in a form to be mutually agreed upon by Licensor and Licensee within sixty (60) days following the date of this Agreement. Such reports shall include information as to use by title; artist; album; label; catalogue number; UPC Code (by December 31, 1999); release date; ISRC code (when available); number of playing dates and times of transmission; duration of sound recording; and such additional information as Licensor reasonably requests; provided that such requests shall not be effective in less than sixty (60) days from the date of the request. In the event Licensee incurs additional actual out-of-pocket costs as a result of furnishing such additional information, such reasonable costs will be deducted from license fees payable for the relevant period(s).

5.3 During the term of this Agreement, Licensee agrees to submit such additional information as may be required under applicable rules and regulations of the Copyright Office, including without limitation 37 C.F.R. Section 201.36.

6.     VERIFICATION OF LICENSE FEE REPORTS AND OTHER REPORTS

6.1 Licensor shall have the right to examine Licensee's books and records, and Licensee agrees to obtain for Licensor the right to examine the books and records of any partner in, or co-publisher of, the Web Site, in order to verify any report required by this Agreement. Licensor may exercise this right no more than once per calendar year. Licensor shall give Licensee thirty (30) days' notice of its intention to conduct an examination. Licensee agrees to furnish all pertinent books and records, including electronic records, to Licensor's authorized representatives, during customary business hours. Such books and records shall be kept by Licensee in accordance with Generally Accepted Accounting Principles and shall be retained for at least three (3) years following expiration of the term of this Agreement. Notwithstanding the foregoing, Licensee shall not be required to provide Licensor with the access provided in this
       Section 6.1 if in the preceding twelve (12) months the Licensee's independent auditor has completed and signed an audit report for an audit that addresses all of the information that would have been requested by and made available to Licensor, in which event Licensee shall provide to Licensor the audit report, work papers and other information provided to such auditor.

6.2 Licensee agrees to provide a third-party Section selected by Licensor (unless Licensee identifies a conflict of interest or other material fact that should disqualify the contractor)



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       with such reasonable additional information and reasonable access to
       Licensee's premises and equipment, and to cooperate with such contractor in making any inquiries of Licensee and third parties who provided products or services to Licensee, as shall reasonably be required for Licensor to verify the accuracy and completeness of the Licensee Fee Reports provided under Section 5, including without limitation Sections
       5.1 and 5.2.

6.3    Expenses for any examination conducted by Licensor under Sections 6.1 and
       6.2 shall be paid by Licensor unless such examination results in a determination by the auditor conducting such examination that Licensee's actual payments for the period examined were more than [***]* below the payments required under this Agreement, in which case Licensee shall pay the costs of the audit.

6.4 The exercise by Licensor of any rights under this Section 6 shall not prejudice any other rights or remedies of Licensor, including any other rights of Licensor to dispute any amounts owed to Licensor under this Agreement.

7      CONFIDENTIALITY

7.1 Licensor shall provide access to Confidential Information only to its own employees, employees of its constituent companies and to an independent and qualified auditor retained by Licensor with respect to the verification of license fee payments.

7.2 Licensor shall not disclose or make any use of the Confidential Information except as permitted in Section 7.1 or as required by law. In the event Licensor believes it may be obligated by law to disclose any Confidential Information, it shall advise Licensee and cooperate with Licensee in seeking to limit the scope of such disclosure and making such disclosure subject to a protective order or similar device designed to maintain the confidentiality of the Confidential Information. Licensor shall implement procedures designed to safeguard all Confidential Information.

7.3 Except as may be required by any law, statute, or governmental rule or regulation, neither party shall provide this Agreement, or disclose any of the terms and rates contained in this Agreement, to any person or entity without the prior written consent of the other party.

7.4 Neither party shall issue any press release or make any other public statement regarding this Agreement or the transactions contemplated herein without the prior written consent of the other party.

8.     BREACH OR DEFAULT

If either party fails to perform any of the material terms or conditions required of it by this Agreement, the non-breaching party may, at its option, give the breaching party notice to cure

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* Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.



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such material breach or default. Such notice shall describe the nature of such breach. If the breaching party does not cure within ten (10) business days of any such notice, any further notice from the non-breaching party, and any further transmissions shall be fully subject to the copyright owners' rights under Section 17 U.S.C. Section 106(6), and the remedies in Section 17 U.S.C.
Section 501 et seq. No waiver by the breaching party of full performance by the non-breaching party in any one or more instances shall be a waiver of the right to require full and complete performance of this Agreement thereafter or of the right to terminate this Agreement in accordance with this Section 8.

9.     NOTICES

All notices and other communications between the parties hereto shall be in writing and deemed received (i) when delivered in person; (ii) upon confirmed transmission by facsimile device; or (iii) five (5) days after deposited in U.S. mails, postage prepaid, certified or registered mail, addressed to the other party at the address set forth below (or such other address as such other party may supply by written notice):

       Licensee:  Chief Financial Officer
                  ARTISTdirect, Inc.
                  17835 Ventura Boulevard
                  Suite 310
                  Encino, California 91316

                  with a copy to:

                  Lenard & Gonzalez LLP
                  1900 Avenue of the Stars
                  25th Floor
                  Los Angeles, California 90067
                  Attn: Allen D. Lenard, Esq.

       Licensor:  Warner Music Group Inc.
                  75 Rockefeller Plaza
                  New York, New York  10019
                  Attn: General Counsel

10.    MISCELLANEOUS

10.1 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to conflicts of law principles thereof).

10.2 The remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against the other party



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       hereto. No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.3 Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.4 This Agreement may be modified or amended only by a writing signed by Licensor and Licensee.

10.5 This Agreement expresses the entire understanding of the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties with respect to the subject matter hereof.

10.6 Except as otherwise provided in Section 6.3, each party will pay all of its own expenses, including attorneys' fees incurred in connection with the negotiation of this Agreement, and the performance of its obligations hereunder.

10.7 Licensor and Licensee agree that all obligations of clearance, payment or attribution to third parties, if any, including music publishers to the extent necessary, union funds and performing rights societies, shall be solely the responsibility of Licensee, including but not limited to payment for use of the musical compositions embodied in sound recordings, if any, and for any liabilities associated with such use.

10.8 This Agreement may be executed in counterparts and by facsimile signature, each of which shall be deemed to be an original but which taken together shall constitute one agreement.

10.9 Except as otherwise expressly provided herein, this Agreement and the rights hereunder shall not be assignable or transferable by either party without the prior written consent of the other party; provided, however, that either party hereto may assign its rights to any parent or subsidiary, or any entity that acquires substantially all of the stock or assets of such party in which case such assignee shall assume all obligations and rights of such party under this Agreement.

10.10 This Agreement shall not be construed to create a partnership, joint venture, agency or other legal relationship between the parties, or to form any other legal entity.

10.11 The titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.



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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WARNER MUSIC GROUP INC.                 ARTISTdirect, INC.

By: /s/ PAUL VIDICH                     By: /s/ MARC GEIGER
    ---------------------------             --------------------------
Title: Executive Vice President         Title: CEO





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                                                                       EXHIBIT A

                             OPERATING RESTRICTIONS

The following parameters shall apply to transmissions licensed pursuant to this
Agreement:

1. The Web Site Transmissions shall be streamed only and shall be streamed
[***]*.

2. Except as may be mutually agreed between Licensor and Licensee in writing, the Web Site Transmissions shall comport with such parameters so that they would be subject to statutory licensing pursuant to Paragraph 2, Subsection d, Section 114 of title 17, United States Code (the "Digital Millennium Copyright Act").

                                                                  END OF EXHIBIT














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* Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.



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